Exhibit T3A.2.108

RECEIVED SECRETARY Of STATE

2000 NOV-9 PM 1:36
CLIENT SERVICE CENTER

ARTICLES OF INCORPORATION

OF

Rx OPTIONS, INC.

The undersigned, desiring to form a corporation for profit under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, does hereby certify:

FIRST: The name of the corporation shall be Rx Options, Inc.

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is Chagrin Falls, Geauga County.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The number of shares which the corporation is authorized to have outstanding is Eight Hundred Fifty (850), all of which shall be Common Shares, $1.00 par value.

FIFTH: No holder of shares of the corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, for such considerations and upon such terms and conditions as its Board of Directors from time to time may determine.

SIXTH: Notwithstanding any provision of Ohio Revised Code Sections 1701.01 to 1701.98, inclusive, now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them. to exercise a majority of the voting power of the corporation or of such class or classes of shares thereof.

SEVENTH: To the extent permitted by law, the corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued by it at such times, for such considerations and upon such terms and conditions as its Board of Directors may determine.

IN WITNESS WHEREOF, I have hereunto subscribed my name this [ILLEGIBLE] day of November, 2000.

/s/ William M. Toomajian
William M. Toomajian
Incorporator

RECEIVED SECRETARY OF STATE

2000 NOV-9 PM.1:36 CLIENT SERVICE CENTER

ORIGINAL APPOINTMENT OF AGENT

The undersigned Incorporator of Rx Options, Inc. hereby appoints [ILLEGIBLE] which is an Ohio corporation, as the Agent upon which any process, notice or demand required or permitted by statute to be served upon the corporation may be served. Said agent’s complete address is 1900 East 9th Street, Suite 3200, Cleveland, OH 44114.

/s/ William M. Toomajian
William M. Toomajian
Incorporator

ACCEPTANCE OF APPOINTMENT

The undersigned, A.G.C. Co., an Ohio corporation, named herein as the statutory agent for Rx Options, Inc., hereby acknowledges and accepts the appointment of statutory agent for said corporation.

A.G.C. Co.

Date: November 8, 2000	By:	/s/ Robert G. Markey
Robert G. Markey, Vice President